Exhibit 16.1
[Rothstein, Kass & Company, P.C. Letterhead]
November 2, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
RE: Freedom Acquisition Holdings, Inc. (Commission File No. 0001365790)
We have read the statements that we understand Freedom Acquisition Holdings, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.
Yours truly,
/s/ Rothstein, Kass & Company, P.C.
Rothstein, Kass & Company, P.C.